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Exhibit 23(d)(4)

                          Davis Selected Advisers, L.P.
    2949 East Elvira Road, Suite 101 O Tucson, Arizona 85706 o (800) 279-2279

January 1, 2001



Bramwell Capital Management, Inc.
745 Fifth Avenue, 16th Floor
New York, New York  10151

Re: Sub-Advisory Agreement for Selected Special Shares, Inc.

Gentlemen:

This is to confirm that Davis Selected Advisers, L.P. ("DSA") is retaining you as investment sub-adviser for the portfolio of the Selected Special Shares, Inc. ("the Fund").

This letter sets forth the terms and conditions of your retention. If they are acceptable to you, please acknowledge in the space provided. Upon your acceptance, the retention and the mutual obligations in respect thereto shall be effective as provided herein. The terms and conditions are as follows:

1. Service as Sub-Adviser. You shall act as the investment sub-adviser for the Fund and will manage the investment and reinvestment of the assets of the Fund subject to the supervision of the Board of Directors of the Fund and to any applicable provisions as in effect from time to time of (a) the Articles of Incorporation and Bylaws of the Fund, (b) the prospectus, Statement of Additional Information and other information set forth in the Fund's registration documents under the Securities Act of 1933 and the Investment Company Act of 1940 ("1940 Act"), including any supplements thereto, and (c) the Investment Advisory Agreement between the undersigned and the Fund (the "Investment Advisory Agreement") in respect to the Fund and the Fund's Code of Ethics. You acknowledge that you have received copies of the above documents as in effect on the date of your acceptance of this letter. The undersigned agrees that it will promptly deliver to you any amendments, changes or additions of or to these documents. Without limitation, you agree that all securities transactions will conform to (a) the stated objectives and policies of the Fund, (b) the brokerage policies set forth in the Investment Advisory Agreement (which are hereby incorporated by reference herein) and the registration documents, and (c) those investment and brokerage policies or guidelines directed by the Board of Directors of the Fund or any committee thereof. You shall be an independent contractor. Unless otherwise expressly provided or authorized hereunder, or by the Board of Directors of the Fund, you have no authority to represent the Fund in any way or otherwise be an agent of the Fund. You shall also not represent or be the agent of the undersigned except as expressly provided or authorized hereunder or as authorized by the undersigned in any other writing.

2. Reports and Documents. You agree to provide DSA with any reasonable reports, analyses or other documentation DSA requires to carry out its responsibilities under its Investment Advisory Agreement with the Fund including those related to placement of security transactions, its administrative responsibilities and its responsibility to monitor compliance with stated investment objectives, policies and limitations and the investment performance of the Fund. You agree, directly or through an agent, to provide daily information in respect to the portfolio transactions of the Fund to DSA. You agree to provide all documentation reasonably required by DSA to maintain the Fund's accounting records in accordance with the 1940 Act and the Investment Advisers Act of 1940 and the regulations issued thereunder, and to preserve copies of all documents and records related to asset transactions, positions and valuations related to the Fund in the manner and for the periods prescribed by such regulations.


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     You agree that all documents and records you maintain in respect to the
     Fund, exclusively relating to the Fund, are the property of the Fund and will be surrendered to DSA or the Fund upon the request of either. You agree to provide information and to allow inspection of such documents and records at reasonable times by any authorized representative of DSA, the Fund's Board of Directors or any committee thereof, the Fund's independent public accountants or the appropriate regulatory authorities.

3. Access to Personnel. You agree to make your personnel who are engaged in activities on behalf of the Fund available at reasonable times for consultations with DSA personnel and the Fund's Board of Directors or any committee thereof, including attendance at their meetings, wherever situated in the United States. Travel, meals and lodging expenses shall be reimbursed.

4. Facilities, Equipment and Personnel. You agree to provide all office facilities, equipment and personnel for carrying out your duties hereunder at your own expense except as specifically provided hereunder.

5. Non-Exclusive Services, Liability. It is agreed that your services are not to be deemed exclusive and you shall be free to render similar services or other services to others provided that (i) your services hereunder are not impaired and are not in violation of federal or state securities laws and
     (ii) that you shall be allowed to provide services to any registered investment company other than the Fund without our express written permission by giving the Fund sixty (60) days written notice prior to the effective date that such other registered investment company shall be offered to the public, provided that you have our express permission to provide services to the Bramwell Funds without such notice. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of your obligations or duties hereunder, you shall not be subject to liability for any act or omission in the cause of, or connected with, rendering service hereunder or for any losses that may be sustained in the purchase, holding or sale of any security. In the event of any claim, arbitration, suit, or administrative proceedings in which you or DSA is a party and in which it is finally determined that there is liability or wrongdoing by only one of us, the party liable or found to be the wrongdoer shall pay for all liability and expenses of such claim or proceeding including reasonable attorneys' fees. If it is determined that there is liability or wrongdoing by both or none of us, then each of us shall pay their own liability and expenses. In the event of any settlement of any such claim, arbitration, suit or proceeding before final determination by a court or arbitrator(s), the liability and expenses shall be assumed as agreed between the parties, but if there is no agreement within thirty (30) days of such settlement, then the assumption of liability and expenses shall be settled by arbitration, in accordance with the then applicable rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator shall be final and binding and may be entered in any court having jurisdiction. The parties shall pay for their own costs and expenses in respect to any such arbitration and may be included in the arbitrator's award.

6. Compliance with Applicable Law. As investment sub-adviser, you understand that you will be responsible for complying with all provisions of applicable law, including the 1940 Act, the Investment Advisers Act of 1940 and the Insider Trading and Securities Fraud Enforcement Act of 1988 and all rules and regulations thereunder. You agree to adopt and comply with the "Code of Ethics of and for Selected/Venture Advisers, L.P. and the Companies For Which It Acts As Investment Adviser" as in effect from time to time (or Bramwell Capital Management's Code of Ethics if such Code is approved by the Fund's Board of Directors and is in accordance with all applicable laws and regulations, including any rules, regulations or guidelines of any self-regulatory agency or trade association of which the Fund or DSA is a member) and to keep in effect a policy and supervisory procedures designed to prevent insider trading.

7. Fees. DSA shall pay to you a portion of the fee it receives from the Fund under the Investment Advisory Agreement, based on the attached fee schedule and reimburse expenses expressly approved for reimbursement by DSA. Payment for your services and reimbursement of expenses approved by DSA shall be made monthly. From time to time, with your express written approval, DSA may waive any part or all of the fees due to it under the Investment Advisory Agreement for the period specified in such writing. Such approval shall constitute a waiver by you of your portion of the waived fees.

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8.   Term. This Agreement shall become effective on the later of January 1,
     2001, or the first business day after the date this Agreement is approved in accordance with the 1940 Act. Unless sooner terminated as hereunder provided, it shall initially remain in effect until January 1, 2003. Thereafter, subject to the termination provisions herein, this Agreement shall continue in force from year to year thereafter, but only as long as such continuance is specifically approved at least annually in the manner required by the 1940 Act; provided, however, that if the continuation of this Agreement is not approved, you may continue to serve in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

9. Termination. This Agreement shall automatically terminate immediately in the event of its assignment (except as otherwise permitted by the 1940 Act or rules thereunder) or in the event of the termination of the Investment Advisory Agreement. This Agreement may be terminated without payment of any penalty at any time (a) upon sixty (60) days' written notice to you by DSA or upon such sixty (60) days' written notice to you by the Fund pursuant to action by the Board of Directors of the Fund or by the vote of a majority of the outstanding voting securities of the Fund, or (b) upon sixty (60) or more days' written notice by you to DSA and the Fund. The terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the meaning set forth in the 1940 Act and the rules and regulations thereunder. Termination of this Agreement shall not affect your right to receive payments on any unpaid balance of the compensation earned and reimbursable expenses incurred prior to such termination.

10. Choice of Law. The Agreement shall be construed according to the laws of the State of New Mexico. It may be executed in counterparts each of which shall be deemed an original and all of which together shall constitute one and the same agreement.


Yours very truly,

Davis Selected Advisers, L.P.
By Davis Investments, LLC
   General Partner
By:________________________

Accepted and Approved this
1st day of January, 2001


BRAMWELL CAPITAL MANAGEMENT, INC.

By: _______________________________________




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            SUB-ADVISORY FEE SCHEDULE FOR BRAMWELL CAPITAL MANAGEMENT

1) 50% of total management fees paid by the Fund to Davis Selected Advisers, L.P., reduced by 50% of any trail commissions paid to dealers by Davis Selected Advisers, L.P. in excess of 25 basis points per annum.

2)   Minimum annual fees - $150,000.



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